Exhibit T3A-14

CERTIFICATE OF INCORPORATION

OF

McQUEENEY GYPSUM COMPANY

A STOCK CORPORATION

FIRST: The name of this Corporation is McQueeney Gypsum Company.

SECOND: Its Registered Office in the state of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the corporation shall have authority to issue is 1000 shares of capital stock, and the par value of each such share is $.01 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Robert G. Griffin
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246

SIXTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly set my hand this    22nd    day of December, A.D. 1997.

/S/ ROBERT G. GRIFFIN
Robert G. Griffin, Incorporator